Exhibit 1A.6A

INTELLECTUAL PROPERTY LICENSE AGREEMENT

BETWEEN MISCHIEVOUS LLC, SEYMOUR SEGNIT AND MAGFAST LLC

This Agreement is entered into this 30th day of AUGUST, 2020 between MISCHIEVOUS LLC, a New York Limited Liability Company, and SEYMOUR SEGNIT, an individual residing in the State of New York (hereinafter collectively called “Licensor”) and MAGFAST LLC, A Delaware Limited Liability Company (hereinafter called “Licensee”), each hereinafter individually “a Party” and collectively referred to as “the Parties.”

WHEREAS, the Parties desire to enter into this Agreement to define and set forth the terms and conditions of this LICENSE AGREEMENT;

WHEREAS, Licensor has valuable rights to certain intellectual property and intellectual assets including Patent Rights (issued, pending and in process), Trademarks (Licensed and Common Law) as well as Know How and Good Will, as set forth in Schedule A; including all rights associated therewith, shall hereinafter be referred to as the “Licensed Material”;

WHEREAS, Licensee wishes to use the Licensed Material throughout the world (the “Territory”) in connection with the marketing, sale and fulfillment of consumer electrical products related to the charging of electrical devices (the “Products”).

WHEREAS, by this Agreement Licensor licenses to Licensee the exclusive rights to use the Licensed Material specified herein in conjunction with the offer, sale, and fulfillment of Products pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Parties as follows:

1. GRANT. Upon and subject to the terms and conditions set forth, Licensor hereby grants to Licensee, and Licensee hereby accepts, the exclusive right, license and privilege to the Licensed Material as set forth in EXHIBIT A in connection with the sale, offer for sale, manufacture and fulfillment of the Products in the Territory.

2. TERM. The term of this Agreement shall be perpetual subject to the obligations hereinbelow, and subject to Licensee’s compliance with all material terms of this Agreement.

3. LICENSE FEE. The License under this Agreement is ROYALTY FREE subject to Licensee’s compliance with all material terms of this Agreement.

4. INTELLECTUAL PROPERTY COSTS. Licensee shall be responsible for all expenses related to review, preparation, prosecution, and maintenance of all intellectual property rights. All costs carried on the books of MAGFAST shall be deemed a MAGFAST expense and all costs, debts and obligations associated therewith shall be assumed by Licensee.

5. TERMINATION.

(a)	Licensor at their sole discretion may terminate this Agreement in the event that MAGFAST shall fail to register sales of at least SEVEN HUNDRED FIFTY THOUSAND DOLLARS (US$750,000) in any calendar year after 2021;

(b)	Licensor at their sole discretion may terminate this Agreement in the event that Licensee violates any covenant as set forth in Section 6, below;

(c)	Licensee at their sole discretion may terminate this Agreement in the event that Licensor violates any covenant as set forth in Section 7, below;

(d)	Licensee at their sole discretion may terminate this Agreement in the event that Licensor defaults without remedying such default under any part of Section 11, below;

(e)	This Agreement shall terminate, without notice, (i) upon the institution by or against Licensee of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of Licensee’s debts, (ii) upon Licensee making an assignment for the benefit of creditors, or (iii) upon Licensee’s dissolution or ceasing to do business.

Upon termination of this Agreement, Licensee shall promptly discontinue any and all use of the Licensed Material set forth on Exhibit A, and any other rights licensed hereunder in connection with products of any kind, including without limitation the Products.

6. COVENANTS OF LICENSEE. Licensee represents and warrants to Licensor that during the term of this Agreement in the Territory:

(a)	Licensee will constantly use its commercial best efforts in the use of the Licensed Material and the sale of Products to protect the good name and goodwill associated with the Licensed Material and Licensor;

(b)	Licensee has, and will continue to have the legal right to enter into this Agreement and to assume the obligations hereunder and that there are no contracts, agreements or understandings with another person or entity which would in any way restrict or prevent it from performing its obligations under this Agreement;

(c)	Licensee will not attack the title of Licensor in and to the Licensed Material, nor will it attack the validity of the License Material granted hereunder;

(d)	Licensee will not harm, misuse or bring into disrepute the Licensed Material or Licensor, but to the contrary, will maintain the value and reputation thereof to the best of its ability;

(e)	Licensee will sell, promote, and fulfill the Products in an ethical manner and in accordance with the terms and intent of this Agreement, and in compliance with all applicable material government regulations and industry standards; and

(f)	Licensee shall also abide by Licensor’s specifications regarding quality control over the use of the Licensed Material and allow Licensor (or its representatives) the right to inspect the premises of Licensee and its affiliates for the purpose of observing and inspecting the use of the Licensed Material.

7. COVENANTS OF LICENSOR. Licensor represents and warrants to Licensee that during the term of this Agreement in the Territory:

(a)	Licensor has, and will continue to have, the legal right to enter into this Agreement and to assume the obligations hereunder and that there are no (and Licensor shall not enter into during the term hereof), contracts, agreements or understandings with anyone which would in any way restrict or prevent it from performing its obligations during the term of this Agreement;

(b)	Licensor will not harm, misuse or bring into disrepute the Licensed Material, but, on the contrary, will maintain the value and reputation thereof to the best of its ability; and

(c)	To Licensor’s knowledge (i) it is owner of the Licensed Material and it has the full and sufficient right and authority to grant to Licensee the rights and privileges granted hereby; (ii) the Licensed Material has not been used under circumstances that have caused the loss of the rights therein; (iii) the Licensed Material is not known to infringe upon or interfere with any valid and enforceable patents, trademarks, trade dress, trade secret or other intellectual property right of any third party; (iv) it is not aware of any claim or assertion that the Licensed Material, with respect to Products, infringes upon or interferes with any valid and enforceable patents, trade dress, trade secret or other intellectual property right of any third party; and (v) it has not granted any option, right, privileges or license to any third parties which interfere or conflict with the rights and privileges granted to Licensee hereby.

(d)	Licensor shall not enter into negotiations or discussions with any third-party regarding ownership or use of the Licensed Material during the Term of this Agreement.

8. DERIVATIVE USES. Licensor acknowledges and agrees that any derivative uses of the Licensed Material related to Licensed Products including products which are derived from or substantially based upon Licensor’s Licensed Material shall be deemed to be Licensed Material and Licensee agrees to take all steps necessary to document and protect Licensor’s ownership thereof.

9. RIGHTS & OBLIGATIONS REGARDING THE LICENSED MATERIAL.

(a)	Compliance with Applicable Laws. Licensee shall use commercially reasonable efforts to materially comply with all the applicable laws in force in each country within the Territory where the Products are distributed or sold, in order to protect the rights of Licensor, in and to the Licensed Material.

(b)	Infringement. Each Party agrees (i) to immediately notify the other Party of any threat or potential threat of infringement of third-party intellectual property; (ii) to notify the other Party promptly, in writing of any infringement of the Licensed Material, any imitation or counterfeiting of Products in the Territory, or any suit or proceeding or action of unfair competition involving the Licensed Material in the Territory. Licensee and Licensor shall consult with each other as to what action, if any, should be taken for the protection of the Licensed Material. Licensee and Licensor shall mutually determine in their reasonable discretion what appropriate action shall be taken. Licensee shall be responsible for all costs and receive all monetary recoveries.

(c)	Defense of Licensed Material by Licensor: If Licensee receives notice of, or learns of, any actual or potential claim, suit or demand that has been or may be asserted against it or Licensor involving any alleged infringement, unfair competition, or similar matter relating to the use of the Licensed Material or trade names (set forth in Exhibit A or otherwise), Licensee shall promptly notify Licensor of any such actual or potential claim, suit or demand. Thereupon, Licensee shall take such action as it may deem necessary to address any such claim. Licensee shall have the sole responsibility to defend, compromise or settle any such claim, using attorneys of its own choosing, and Licensor agrees to cooperate fully with Licensee in connection with the defense of any such claim. Licensee shall protect, defend and indemnify Licensor in connection with such claim.

10. INDEMNITY. Licensee hereby saves and holds Licensor harmless of and from, and indemnifies Licensor against, any and all losses, liability, damages and expenses (including reasonable attorneys’ fees and expenses) for all claims, including those based on infringement of third-party intellectual property, which Licensee or Licensor may incur or be obligated to pay, or for which it may become liable or be compelled to pay in any action, claim or proceeding against it, for or by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee’s performance of this Agreement. The provisions of this paragraph and Licensee’s obligations hereunder shall survive the expiration or termination of this Agreement.

11. DEFAULT. The occurrence of any of the following events shall constitute an event of default by Licensee under this Agreement, subject to the procedures and remedies set forth herein:

(a)	Licensee defaults in the performance of any of its material obligations provided for in this Agreement or any other agreement between Licensee and Licensor (or its affiliates) and such failure continues uncured for a period of thirty (30) days after receipt of written notice thereof; or

(b)	If Licensee shall materially fail to comply with any laws, regulations, or voluntary industry standards; or

(c)	Licensee shall be deemed to be in material default under this Agreement, and all rights granted herein shall terminate after 30 days unless the following conditions are resolved or cured: if Licensee shall become insolvent or makes a general assignment for the benefit of creditors; or if Licensee files a voluntary petition under any section or chapter of bankruptcy law or under any similar law or statute in the Territory; or if Licensee admits in writing its inability to pay its debts when due; or if Licensee is adjudicated bankrupt or insolvent in proceedings filed against Licensee under any section or chapter of bankruptcy laws or under any similar law or statute in the Territory; or if a bill in equity or other proceeding for the appointment of a receiver of Licensee or other custodian for Licensee’s business or assets is filed and consented to by Licensee; or if a receiver or other custodian (permanent or temporary) of Licensee’s assets or property, or any part thereof, is appointed by any court of competent jurisdiction; or if a final judgment remains unsatisfied or of record for thirty (30) days or longer); or if Licensee is dissolved; or if execution is levied against Licensee’s business or property.

In the event of any defaults, Licensor may give notice of its intention to terminate this Agreement in writing to Licensee. Licensee shall have the applicable period of time, which may be extended in Licensor’s sole discretion,from the date of receiving notice in which to correct any defaults. Failing such, this Agreement shall thereupon immediately terminate.

12. Rights on Expiration or Termination.

(a)	Notwithstanding expiration or termination, Licensor shall have and hereby reserves all rights and remedies which it has, or which are granted to it by operation of law, to enjoin the unlawful or unauthorized use of the Licensed Material (any of which injunctive relief may be sought in the courts, and also may be sought prior to or in lieu of termination), and to be compensated for damages for breach of this Agreement.

(b)	Except as specifically provided on the expiration or termination of this Agreement, all of the rights of Licensee under this Agreement, as well as all unique tooling, machinery and intellectual or real property developed hereunder shall terminate forthwith and all such rights and property shall revert and/or transfer immediately to Licensor and Licensor shall be free to use and/or license the Licensed Material in the Territory.

13. NOTICES. All communication or legal service of process required or permitted under this Agreement shall be effective when personally delivered in writing; or on the date when the notice, service or communication is emailed (with a confirmation copy to be sent by mail); or the day after the notice, service or communication is sent by overnight air courier service (e.g., Federal Express); or three (3) days after the date of mailing. All notices shall be sent to the parties at the addresses listed above or to such other persons and notice addresses as may be designated in writing by the parties to each other.

14. SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the Licensors and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Licensor’s assets and business. In the event of a Change of Control of Licensee, Licensor shall assign the right, title, and interest in the Licensed Material to the new controlling entity. For purposes herein, “Change of Control” means the sale of all or substantially all the assets of Licensee, any merger, consolidation or acquisition of Licensee with, by or into another corporation, entity or person, or any change in the ownership of more than 51% of the voting capital stock of Licensee in one or more related transactions.

15. Jurisdiction. The Parties consent to submit to the personal jurisdiction of any federal court located in the State of New York and agrees that they will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agree that they will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in New York.

16. Applicable Law. This Agreement shall be construed and interpreted in accordance with the laws of the state of Delaware.

17. Waiver. No waiver by either Party, whether express or implied, of any provision of this Agreement, or of any breach default thereof, shall constitute a continuing waiver of such provision or of any other provision of this Agreement. Acceptance of payments by Licensor shall not be deemed a waiver by Licensor of any violation of or default under any of the provisions of this Agreement by Licensee.

18. COUNTERPARTS. The Agreement may be executed in two or more counterparts, any one of which shall be deemed the original without reference to the others.

19. SEVERABILITY. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

IN WITNESS WHEREOF, the parties these presents to be executed in its name and on its behalf, all as of the day and year first above written.

LICENSOR:

MISCHIEVOUS LLC, a New York Limited Liability Company

/s/ Seymour Segnit	By Seymour Segnit, Managing Member

SEYMOUR SEGNIT, an individual residing in the State of New York

/s/ Seymour Segnit	By Seymour Segnit

LICENSEE:

MAGFAST, LLC, a Delaware Limited Liability Company

/s/ Seymour Segnit	By Seymour Segnit, Managing Member

EXHIBIT A

LICENSED MATERIAL

I.	Issued Patents

II.	Pending Applications

III.	Inventions

IV.	Trademarks

Exhibit A

MAGFAST Intellectual Property

I.	PATENTS

Serial No	Filing Date	Title	Publication No	AppType
N/A	6-Dec- 2013	Auxiliary Port and Outlet Extender	001393649-0001- 0004	Issued – EU Design
29/457,017	6-Jun- 2013	Auxiliary Port and Outlet Extender	USD700892 S1	Issued – US Design
N/A	5-Dec- 2013	Auxiliary Port and Outlet Extender	CN- 201330605521.6	Issued – China Design
29/479,480	16-Jan- 2014	Combined Auxiliary Port and Outlet Extender	USD731430 S1	Issued – US Design

II.	PENDING APPLICATIONS

Serial No	Filing Date	Title	Publication No	App Type
15/950081	10-Jun- 2020	Modular Charging and System Wall-Mounted Charging Device and Modular Outlet Extender CONTINUATION OF 193	None	Pending – US Utility
29731500	15-April- 2020	Portable Battery Charger For Electrical Devices	None	Pending - Design Patent
29731532	15-April- 2020	Wireless Charge Cradle For Electrical Devices	None	Pending - Design Patent

III.	INVENTIONS

Time Design

Time Provisional

Vend Provisional

Heathrow Trademark

Speaker Bass Design

Speaker Sounds Design

Speaker Utility

OnBoard

Lighting Control Process

IV.	TRADEMARKS

Serial No	Filing Date	Mark	International Class	Type	Status	USPTO Registration
87505127	6/26/2017	MAGFAST Chargers	009	US	Granted 3/20/2018	# 5,430,034
87505074	6/26/2017	HappyPower Logo	009	US- ITU	Granted 10/30/2018	# 5,596,713
88653331	10/15/2019	LEDelicious	009	US- ITU	Pending	Pending
88653278	10/14/2019	FINGERPRINT	009	US- ITU	Pending	Pending
18207989	3/9/2020	MAGFAST Chargers	009	EU	Granted 7/17/2020	Pending
90196078	9/17/2020	MAGFAST (Speakers and Suitcases)	009 Speakers 018 Suitcases	US- ITU	Pending	Pending

ADDENDUM TO THE

INTELLECTUAL PROPERTY LICENSE AGREEMENT

BETWEEN MISCHIEVOUS LLC, SEYMOUR SEGNIT AND MAGFAST LLC

This Addendum is entered into this 24th day of August 2021 between MISCHIEVOUS LLC, a New York Limited Liability Company, and SEYMOUR SEGNIT, an individual residing in the State of New York (hereinafter collectively called “Licensor”) AND MAGFAST LLC, a Delaware Limited Liability Company hereinafter called “Licensee”), each hereinafter individually “a Party” and collectively referred to as “the Parties”.

WHEREAS, the Parties entered into an Agreement entitled “INTELLECTUAL PROPERTY LICENSE AGREEMENT BETWEEN MICHIEVOUS LLC, SEYMOUR SEGNIT AND MAGFAST LLC” (“the License Agreement”) on August 30th, 2020;

WHEREAS, the Parties wish to amend the agreement to account for the need for additional personnel and resources desired for the development of additional intellectual property and intellectual assets to accelerate the development of additional Products (as defined by the License Agreement).

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in the License Agreement, the Parties agree to amend the Agreement to replace Section 4 with the following.

4. COSTS AND EXPENSES

(a) Licensee shall be responsible for all expenses related to review, preparation, prosecution, and maintenance of all intellectual property rights. All costs carried on the books of MAGFAST shall be deemed a MAGFAST expense and all costs, debts, and obligations associated therewith shall be assumed by Licensee.

(b) Licensee shall be responsible for all expenses related to ideation, research and development, engineering, drawings and plans by contract employees or MAGFAST employees required for the preparation of any intellectual property and resulting intellectual property rights. All costs carried on the books of MAGFAST shall be deemed a MAGFAST expense and all costs, debts, and obligations associated therewith shall be assumed by Licensee.

All other terms, conditions and obligations of The Agreement shall remain in effect.

/

Signatures follow on the subsequent page.

/

IN WITNESS HEREOF, the parties these presents to be executed in its name and on its behalf, all as of the day and year first above written.

LICENSOR:

Mischievous LLC, a New York Limited Liability Company

/s/ Seymour Segnit	By Seymour Segnit, Managing Member

Seymour Segnit, an individual residing in the State of New York

/s/ Seymour Segnit	By Seymour Segnit

LICENSEE:

MAGFAST LLC, a Delaware Limited Liability Company

/s/ Seymour Segnit	By Seymour Segnit, Managing Member